                                  Crusader Bank
                                   Since 1943




July 8, 1996



Mr. Robert W. Stein
8228 Forest Avenue
Elkins Park, PA 19027

Dear Robert:

This letter will set forth our proposed arrangement with respect to the establishment of Crusader Servicing Corporation (CSC). CSC will be structured as a C corporation, unless we jointly agree to structure it as a limited liability company.

1. CSC will purchase and service delinquent municipality receivables for property taxes and related charges evidenced by Tax Certificates. Crusader will own 60% of the stock of CSC and you will own 40%.

2. Initially, CSC will focus on the purchase of Tax Certificates in New Jersey, although it is intended that we will explore other jurisdictions that provide similar opportunities to purchase Tax Certificates. In general, by purchasing a Tax Certificate, we inherit the right of the municipality, which essentially has a first priority position on the underlying property, paramount to all prior and subsequent liens, except subsequent municipal liens and Federal Tax liens. This priority position is realized through a strict foreclosure proceeding (which may be commenced two years after the purchase of the Certificates), under which all other liens are automatically extinguished. The sale of Tax Certificates in New Jersey is conducted through live auctions by each municipality annually. Tax Certificates are generally sold at face value, with the bidding determining the interest rate the Certificate holder will realize if the property owner or other lien holder redeems the Certificate prior to strict foreclosure proceedings. The interest rate bidding starts at 18%.
         There are approximately 550 municipalities in New Jersey with an estimated aggregate of $130 million of Tax Certificates sold annually. Upon purchase of a Tax

         Certificate, the holder also has the right to pay any subsequent unpaid taxes on the property.

3. In accordance with the development of mutually agreeable standards for the purchase of Tax Certificates, as updated from time to time, Crusader will fund Tax Certificates purchased by CSC at a cost to CSC equal to the prevailing bank prime lending rate, as reported from time to time in the Wall Street Journal, or such similar publication if the Wall Street Journal is discontinued. Such funding shall be in the form of a line of credit made available to CSC as set forth in an executed commitment letter, a copy of which is attached hereto.

4. We will initially capitalize CSC with $10,000, with each of us funding in proportion to our capital stock interests. We will also enter into a Shareholders Agreement which, among other things, will set forth our ongoing responsibility to fund further capital and operating needs of CSC.

5. CSC will operate its offices at 1231 Walnut Street. CSC will be responsible for its own operating expenses. To the extent it shares in the utilization of Crusader overhead resources (e.g. phones, copier, etc.), Crusader reserves the right to allocate its actual expenses to CSC in connection therewith. This will allow CSC to operate at a significantly lower cost basis in its early stages.

6. Both parties will earn compensation from CSC in proportion to their capital interests. Compensation may take the form of salaries, management or consulting fees or benefits. Compensation amounts will be determined by a vote of the shareholders holding 2/3 of the equity interest in CSC ("2/3 Shareholder Vote") with the intention of making CSC as profitable as possible. Stein's compensation will include a designated monthly salary determined by a 2/3 Shareholder Vote e.g. $1,000, in addition to health benefits. Stein and CSC will execute an employment agreement reflecting such compensation.

7.       The intention of this arrangement is that we are combining
         Crusader's access to funds with your experience in purchasing Tax Certificates and ongoing commitment to CSC's operations. Accordingly, Crusader agrees not to undertake any action to terminate your position with CSC other than for Cause. In addition, the by-laws of CSC will provide for a required 2/3 Shareholder Vote to effectuate the sale of CSC or all or substantially all of its assets. You agree that during the period you maintain your ownership position with CSC and for a two year period thereafter, you will not initiate a purchase of any Tax Certificates for your own account or for the account of others without first offering such Tax Certificates to CSC, absent the express written permission of Crusader. This restriction shall not apply to the purchase of Tax Certificates of less than $500 each for your own account or that of your family members. You also agree to use your best efforts to make CSC a profitable entity in accordance with the agreed upon standards for the purchase of Tax Certificates.

         For purposes hereof, Cause shall include the following events: (i) the employee engages in conduct involving deceit, fraud, theft or other dishonesty; (ii) the employee engages in willful misconduct or willfully fails to perform his obligations pursuant to this arrangement; or (iii) the employee is convicted of a felony.

8. Upon the mutual execution of this letter, if Crusader unilaterally elects not to proceed with the formation of CSC prior to August 1, 1996, or if you elect to proceed with the purchase of Tax Certificates for any other party, the party so electing shall be responsible to make a consulting payment to the other party in the amount of $10,000, which $10,000 shall constitute a reasonable estimate of the costs to the respective parties hereto of expenses incurred through August 1, 1996.


Robert, I believe this properly sets forth the details we discussed regarding the formation and operation of CSC. We are excited about the opportunity to work with you to build a successful venture. Please indicate your agreement with this arrangement by signing in the space provided below.


Very truly yours,

/s/ Joseph T. Crowley

Joseph T. Crowley
President


Accepted and Agreed to:


/s/ Robert W. Stein                                  7/8/96
-------------------                                  ------
Robert W. Stein                                      Date